EXHIBIT 99.1

For More Information, Call:                           FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                        FIRST FEDERAL BANCORP REPORTS
                            FIRST QUARTER RESULTS

ZANESVILLE, Ohio (January 23, 2004) J. William Plummer, President and Chief Executive Officer, First Federal Bancorp, Inc. (NASDAQ: FFBZ), today reported net income of $377,000 or $0.11 per diluted share for the three months ended December 31, 2003 versus $428,000 or $0.13 per diluted share for the same period in 2002. Higher non-interest income was offset by an increase in the loan loss provision compared to a year ago and additional non-interest expenses.

Mr. Plummer stated, "We achieved a solid increase in loans during the first quarter of 2004. Our quarterly performance was principally influenced by the higher provision for loan losses, which reflected the growth in loans and is consistent with our established policy.

Specific non-interest expenses were also incurred during the quarter to enhance First Federal's long-term performance. We remodeled one of our branch offices to improve customer service and increase business at that location. A loan production office was established in Franklin County at the end of the fourth quarter of 2003 to generate commercial and mortgage loans in a larger, faster growing county contiguous to our current market. Marketing programs were expanded to increase our visibility and respond to market opportunities. The short-term impact from these expenditures is expected to improve our future results.

For fiscal 2004, we expect to achieve improvement in net income compared to the prior year, primarily due to growth in loans, higher non-interest income, and continuation of strong credit quality."

Net interest income was $2.1 million for the first quarter of fiscal 2004 and 2003. Interest income declined $0.3 million for the first quarter of 2004 as a result of lower interest rates earned on loans receivable, especially adjustable rate mortgage loans, and auto loans which represented a smaller portion of First Federal's total loan portfolio versus the first quarter of 2003. Interest expense was approximately $0.3 million below the first quarter of 2003 due to a decline in the amount of interest paid on deposits and FHLB advances. Net interest margin declined 26 basis points to 3.43% for the first quarter of 2004 due to the lower interest rate environment.

Non-interest income increased to $0.5 million for the first quarter of 2004 from $0.3 million a year ago, principally due to a $146,000 gain on sale of loans resulting in part from a $98,000 reversal of previously impaired mortgage servicing rights during the three months ended December 31, 2003. Additional revenues increased as a result of higher service charges, loan servicing fees, and miscellaneous items.

Non-interest expense was $1.8 million for the first quarter of 2004 versus $1.7 million the previous year. This difference was primarily attributable to annual increases in salaries and benefits, remodeling costs for a branch office, establishment of a loan production office and increased marketing expenses.

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First Federal's credit quality measures remain well below industry peers.
The non-performing assets ratio was 0.33% at December 31, 2003 compared to 0.29% on the same date of the prior year. Net charge-offs were 0.07% of loans receivable for the first quarter of 2004 versus 0.11% a year ago. The loan loss allowance to net loans remains in line with recent loan growth and credit experience. At December 31, 2003, the loan loss allowance to net loans was 0.76% versus 0.84% on the same date last year.

Loans receivable rose 9.9% to $212.0 million at December 31, 2003 from $193.0 million on the same date a year ago. Approximately $6.5 million of this increase occurred during the first quarter of 2004, which included residential real estate loans and higher yielding non-residential real estate loans, commercial loans, and the consumer line of credit loans. These increases were partially offset by a decline in automobile loans. First Federal's policy is to sell fixed rate residential mortgage loans in the secondary market. The growth of the loan portfolio was primarily funded through an increase in Federal Home Loan Bank borrowings.

Total shareholders' equity increased to $22.3 million at December 31, 2003 from $21.4 million on the same date in 2002. Book value per diluted share was $6.61 at the end of the first quarter of 2004 compared with $6.33 per share at December 31, 2002.

The Board of Directors declared a 9% increase in the first quarter 2004 cash dividend to $0.06 per share. This marked the fourth consecutive year that the cash dividend has been increased.

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.

Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.

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              FIRST FEDERAL BANCORP, INC. FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)


                                                           Three Months Ended
                                                              December 31,
                                                           2003         2002
                                                           ----         ----

Selected Operations Data:
Total Interest Income                                       $3,301       $3,605
Total Interest Expense                                       1,250        1,532
                                                            ------       ------

Net Interest Income                                         $2,051       $2,073
Provision For Loan Losses                                      223           76
                                                            ------       ------

Net Interest Income After Provision for Loan Losses         $1,828       $1,997
Noninterest Income                                             514          306
Noninterest Expense                                          1,766        1,650
                                                            ------       ------

Income Before Income Tax                                    $  576       $  653
Provision For Income Tax                                       199          225
                                                            ------       ------

Net Income                                                  $  377       $  428
                                                            ======       ======

Earnings Per Share:
  Basic                                                     $ 0.12       $ 0.13
                                                            ======       ======

  Diluted                                                   $ 0.11       $ 0.13
                                                            ======       ======

Weighted Average Common and Common Equivalent Shares:
  Basic                                                  3,260,864    3,263,201
                                                         =========    =========
  Diluted                                                3,366,832    3,386,133
                                                         =========    =========

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              FIRST FEDERAL BANCORP, INC. FINANCIAL HIGHLIGHTS
                  (In Thousands, except per share amounts)


                                      At December    At September
                                        31, 2003       30, 2003
                                      -----------    ------------

Selected Financial Condition Data:
Assets                                 $242,874       $234,528
Loans Receivable - Net                 $212,034       $205,476
Mortgage-backed Securities             $    279       $    303
Investment Securities                  $  8,188       $  8,168
FHLB Stock                             $  4,832       $  4,783
Deposits                               $165,896       $164,447
Total Equity                           $ 22,264       $ 22,078
Total Equity Per Share                 $   6.61       $   6.59


                                                           At or for the Three Months
                                                               Ended December 31,
                                                            2003           2002
                                                            ----           ----

Selected Financial Ratios And Other Data:

Performance Ratios (Annualized):
  Return on Average Assets                                    .63%           .76%
  Return on Average Equity                                   6.81%          8.01%
  Average Interest Rate Spread:                              3.47%          3.90%
  Net Interest Margin                                        3.43%          3.69%
  Noninterest expense to average assets                      2.95%          2.94%

Quality Ratios:
  Nonperforming assets to total assets at end of period       .33%           .29%
  Efficiency Ratio                                          64.67%         64.15%
  Loan loss allowance to net loans at end of period          0.76%          0.84%

Capital Ratios:

  Total equity to total assets at end of period              9.17%          9.56%
  Average interest-bearing assets to average
   interest-bearing liabilities                            107.55%        104.18%

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